Exhibit 5.1

Evotec SE Essener Bogen 7 22419 Hamburg Germany 30 May 2023	Hamburg Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB Hohe Bleichen 7 20354 Hamburg T +49 40 36 90 60 F +49 40 36 90 61 55 E christoph.seibt@freshfields.com www.freshfields.com

Evotec SE – Form S-8 Registration Statement

Ladies and Gentlemen

We are acting as legal advisers to Evotec SE, a European stock corporation (Societas Europaea, SE) with its business address at Essener Bogen 7, 22419 Hamburg, Germany and registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Hamburg, Germany, (the Commercial Register) under number HRB 156381 (the Company) as to matters of German law in connection with the potential issuance from time to time pursuant to a registration statement on Form S-8 filed by the Company with the Securities and Exchange Commission on 30 May 2023 (the Registration Statement) pursuant to the U.S. Securities Act of 1933, as amended (the Securities Act) of up to 2,500,000 ordinary shares of the Company with a notional amount of EUR 1.00 per share (any such ordinary share of the Company a Share, and any Share newly issued for purposes of making or settling grants under the U.S. Restricted Share Unit Plan (the Plan) a New Share), which may be issued in the form of American Depositary Shares (the ADSs), with each ADS representing one-half of one Share and issued by the relevant depositary.

In this opinion, “Germany” means the Federal Republic of Germany.

1.	Documents Reviewed

For the purpose of rendering this legal opinion, we have examined the following documents (together, the Opinion Documents):

a)	a copy of the Company’s articles of association (Satzung), as in effect as of 25 May 2023 (the Articles of Association);

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b)	a copy of an electronic excerpt (Handelsregisterauszug) from the Commercial Register relating to the Company dated 25 May 2023 (the Register Excerpt);

c)	a copy of the Registration Statement; and

d)	copies of the minutes of the annual general shareholders’ meeting of the Company held on 22 June 2022, resolving upon, among others, the creation of the Authorized Capital 2022 (Genehmigtes Kapital 2022) (the Resolution).

We have not reviewed any other documents for the purposes of this opinion.

2.	Assumptions

In considering the Opinion Documents and rendering this opinion we have assumed without further inquiry:

a)	the conformity of all copies of documents supplied to us with the relevant originals and the authenticity and completeness of all documents submitted to us whether as originals or as copies;

b)	that all signatures on Opinion Documents are genuine signatures of, or in the case of electronic signatures, have been affixed by, those individuals from whom they purport to stem;

c)	that Opinion Documents examined by us in draft form have been or, as the case may be, will be executed in the form of the draft examined by us by the party that in the respective draft is envisaged to so execute the respective Opinion Document;

d)	that all individuals who have executed and delivered, or will execute and deliver, any of the Opinion Documents had or will have, at the relevant times, (i) full legal capacity (Geschäftsfähigkeit) and (ii) power to validly represent (Vertretungsmacht) the respective party (other than individuals executing or delivering on behalf of the Company), in executing and delivering the relevant Opinion Document;

e)	that the Resolution has been passed bona fide by all parties thereto;

f)	that all of the Opinion Documents are in full force and effect as of their dates and that none of the Opinion Documents has been or, as the case may be, will be revoked, rescinded, repealed, terminated (whether in whole or in part), amended or supplemented;

g)	the correctness and completeness of all factual matters expressed in the Opinion Documents;

h)	that the Register Excerpt is accurate and complete as at its date and that no changes to the facts related therein have occurred between the date the Register Excerpt was issued and the date hereof;

i)	that the Articles of Association are true and accurate as of the date of this opinion;

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j)	that nothing in this opinion is affected by the provisions of any law or regulation other than the laws of Germany or by any documents other than the Opinion Documents;

k)	that the Company has its effective seat of administration (effektiver Verwaltungssitz) in Germany;

l)	that the Company will at all times continue to have sufficient authorized capital (genehmigtes Kapital), including an authorization to exclude existing shareholders’ subscription rights for an in-kind capital increase;

m)	that the management board (Vorstand) and the supervisory board (Aufsichtsrat) of the Company will duly pass the relevant resolutions for the issuance of any New Shares (the Future Resolutions) in accordance with the Articles of Association, the terms of the Plan, the Resolution (or future valid authorized capital) and applicable law;

n)	that the Resolution is not affected by any factual circumstance not apparent from the Opinion Documents;

o)	that, prior to the issuance of any New Shares, the Company receives a contribution in kind in the form of the relevant claim(s) of the Plan participant(s) to receive a Share under the Plan (the Claims, each a Claim), in accordance with the Articles of Association, the Resolution (or future valid authorized capital), the Future Resolutions and applicable law;

p)	that the Claims are eligible as in-kind contribution in an in-kind capital increase of the Company;

q)	that participants of the Plan participate in a capital increase of the Company as required by and in accordance with the Articles of Association, the Resolution, the Future Resolutions, the Plan and applicable law;

r)	that the exclusion of subscription rights of existing shareholders of the Company with respect to any New Shares can be justified for the issuance of New Shares by the Company;

s)	that the court-appointed appraiser of the in-kind capital increase of the Company confirms in its report to be submitted to the court that the value of each Claim is at least equal to the minimum issue price per New Share;

t)	that no filing for the initiation of insolvency or any other moratorium, restructuring or bankruptcy procedures has been made by or against the Company in any jurisdiction; and

u)	that no insolvency filing by or against the Company has been rejected by the relevant court on the grounds of insufficiency of assets (Abweisung mangels Masse), nor have any similar events occurred under any applicable foreign law.

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3.	Laws Considered

The undersigned is admitted to the bar association (Rechtsanwaltskammer) in Hamburg, Germany, and licensed as attorney (Rechtsanwalt) in Germany. This opinion is, therefore, limited to matters of German law as presently in effect and applied by the German courts (including the law of the European Union to the extent it is directly applicable in Germany). We have not investigated and do not express or imply any opinion with respect to the laws of any other jurisdiction.

4.	Opinion Statements

Based upon and subject to the foregoing and the qualifications and limitations set out below, we are of the opinion that:

a)	The Company is a European stock corporation (Societas Europaea, SE) duly established and validly existing under the laws of Germany and registered with the Commercial Register under number HRB 156381.

b)	Any New Shares will be duly authorized, validly issued and non-assessable (if and when authorized in accordance with the Articles of Association, the Resolution (or future valid authorized capital) and applicable law, issued under the circumstances contemplated by the Plan, assuming in each case that the individual issuances, grants or awards under the Plan are duly issued, granted or awarded and exercised in accordance with the requirements of law, the Resolution (or future valid authorized capital), the Future Resolutions, the Articles of Association, and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith)).

5.	Qualifications and Limitations

The foregoing opinion statements are subject to the following qualifications and limitations:

a)	The opinions expressed herein may be affected by the general defences available to obligors under German law in respect of the validity and enforceability of contractual obligations, such as, e.g., the German law principles of frustration (Unmöglichkeit), set-off (Aufrechnung), estoppel (Einwendungen und Einreden) and statutes of limitation (Verjährung).

b)	For the purposes of this opinion we have relied on the Register Excerpt. Entries in the Commercial Register are made by qualified legal personnel upon review of the relevant documents. Although excerpts from the Commercial Register do not necessarily constitute conclusive evidence of the matters reflected therein, they are as a practical matter, for business purposes, considered sufficient proof of the facts stated therein.

c)	As to questions of fact material to this opinion that we did not independently establish or verify, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.

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d)	In this opinion, concepts of German law are addressed in the English language and not in the original German terms, which may differ in their exact legal meaning. This opinion may only be relied upon under the express condition that this opinion and any issues of interpretation arising hereunder are exclusively governed by German law.

e)	This opinion speaks of its date only, and we do not assume any obligation to update this opinion or to inform you of any changes to any of the facts or laws or other matters referred to herein.

f)	This opinion is limited to the matters addressed herein and should not be read as opinion in respect to any other matter.

6.	Disclosure and Reliance

a)	We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

b)	This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

/s/ Prof. Dr. Christoph H. Seibt
Prof. Dr. Christoph H. Seibt Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB